Issuer Free Writing Prospectus, dated November 30, 2012
Filed Pursuant to Rule 433 of the Securities Act of 1933
Relating to Preliminary Prospectus filed on August 16, 2012
Registration Statement No. 333-183355

Preferred Apartment Communities, Inc.
November 30, 2012

Preferred Apartment Communities, Inc. (the “Company”) filed a preliminary prospectus (the “Preliminary Prospectus”) included in a Registration Statement on Form S-11, as amended from time to time (File No. 333-183355) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on August 16, 2012. This communication relates to such offering. The Registration Statement and the Preliminary Prospectus included therein can be accessed through the following link:

http://sec.gov/Archives/edgar/data/1481832/000114420412046576/v319222_s11.htm

The following information supplements and updates the information contained in the Preliminary Prospectus with respect to the offering of these securities and certain other matters.

The blog posts attached hereto as Exhibit A were posted on November 27, 2012 at http://seekingalpha.com/article/1024191-preferred-apartment-communities-short-thesis by Mr. Don Hammett without the authorization of the Company. Mr. Hammett’s post includes bullet points that were drafted by employees of the Company's affiliates, which were given to Mr. Hammett, a stockholder of the Company, for his own use only. Mr. Hammett is not an officer, employee or affiliate of the Company. The Company made no payment and gave no consideration to any publisher in connection with the publication of the blog posts or any other blogs published by the author concerning the Company. Statements in the blog website represent the author’s or others’ opinions and are not endorsed or adopted by the Company.

Forward-Looking Statements

Some of the statements in the blog posts are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about the Company’s debt maturity; the Company’s financial performance; the Company’s equity and shareholders; and estimates regarding expenses, future revenue, capital requirements and needs for additional financing. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company has included important factors in the cautionary statements included in the prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement. The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively the Company or our dealer manager, International Assets Advisory, LLC, will arrange to send you the prospectus if you request it by calling Leonard A. Silverstein at (770) 818-4100, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

Exhibit A
I am a stockholder in APTS and I contacted Mr. Williams, CEO of APTS, to ask for his comments regarding your article and I received the following:
1. Fundamental Overvaluation. The Company currently uses the acquisition cap rate it bought each of the assets on to value those assets. That cap rate is at or above market cap rates for each of their markets. In reviewing their most recent disclosures, APTS declared total assets of about $138 million and NAV of about $66 million, which equates to over $12.50/share.
2. Near term debt maturity. The company has a line of credit which matures in August of 2013. With the company's asset base and property/company level income, the debt should easily be refinanced or extended, if not outright paid off with their capital raise.
3. Preferred Equity Program. The company is raising money at a 6% dividend rate and investing that money that accrues for the common shareholders, making it a great driver for company growth.
4. Future Dilution from Warrants. The author has vastly overstated the number of warrants outstanding, which are less than 250,000, not 2,559,690.
5. Sub-par management and fee structure. The company has capped its operating fees and expenses to its advisor at 1.5% and currently operates the company at an overhead level that is among the lowest in the REIT industry.
6. Massive Insider Selling. There has been no insider selling. Shares held by the two Williams' funds were transferred to the individual investors in each of the funds, not sold.

A cursory review of the company's disclosures and filings clearly show the company covering its dividends from operations, growing AFFO, investing its capital raise effectively and working to grow the company. This would not seem to be a good basis for a short sale program.

Donald D. Hammett
cchammett2@comcast.net
27 Nov, 11:47 PM

I am not an employ of APTS. I am mearly a stock holder. Sincerly Don Hammett.
28 Nov, 03:47 PM